Parke Bancorp, Inc. Announces Successful Completion of Convertible Preferred Stock Private Placement

SEWELL, New Jersey, December 23, 2013 – Parke Bancorp, Inc. (NASDAQ: PKBK), the parent company of Parke Bank, today announced that it has completed a private placement of newly designated 6.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series B, of the Company with liquidation preference of $1,000 per share.  The Company sold 20,000 shares in the placement for gross proceeds of $20.0 million.  After expenses, the Company estimates that the net proceeds will be approximately $18.6 million.  Each share is convertible into 93.9496 shares of common stock of the Company subject to the requirement that in no event may shares be converted into more than 19.9% of the Company’s outstanding common stock unless and until shareholders of the Company approve the private placement.

The Company intends to use the net proceeds of the sale of the convertible preferred stock for general corporate purposes, which may include the redemption of part or all of the Company’s outstanding Fixed Rate Cumulative Perpetual Preferred Shares, Series A, issued on January 30, 2009, in conjunction with the Company’s participation in Treasury’s Capital Purchase Program.

Vito S. Pantilione, Parke’s President and Chief Executive Officer, stated, “The successful completion of this capital raise is an exciting milestone for the Company.  We are very pleased with the options that this capital allows us to pursue.”

The shares sold in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Parke Bancorp, Inc. and Parke Bank

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.